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                                                                    EXHIBIT 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Glacier Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement filed on Form S-4 of Glacier Bancorp, Inc. of our report dated January 29, 1999, with respect to the consolidated statements of financial condition of Glacier Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, and to the reference to our firm under the heading "Experts" in the registration statement/prospectus.


/s/ KPMG  LLP


Billings, Montana
November 6, 1999